EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-56496 and 33-99181) of our report dated March 1, 2010 relating to the financial statements of CoSine Communications, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Burr Pilger Mayer, Inc.
San Jose, California
March 1, 2010